UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

WORKHORSE GROUP INC.

(Exact name of registrant as specified in its charter)

Nevada	26-1394771
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3600 Park 42 Drive, Suite 160E, Sharonville, Ohio 45241

(Address of Principal Executive Offices) (Zip Code)

Workhorse Group Inc. 2023 Long-Term Incentive Plan

(Full title of the plan)

James D. Harrington
General Counsel, Chief Compliance Officer and Secretary
Workhorse Group Inc.

3600 Park 42 Drive, Suite 160E
Sharonville, Ohio 45241

(513) 360-4704

(Name, Address and Telephone Number, Including Area Code, of agent for service)

Copy to:

Jodi A. Simala

Mayer Brown LLP

71 South Wacker Drive

Chicago, IL 60606-4637

(312) 782-0600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 is omitted from this Registration Statement (this “Registration Statement”) in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the “Note” to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Workhorse Group Inc. 2023 Long-Term Incentive Plan (the “Plan”) as required by Rule 428(b)(1) under the Securities Act.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) promulgated under the Securities Act, or additional information about the Plan, will be available without charge by contacting Workhorse Group Inc. Legal Department at 3600 Park 42 Drive, Suite 160E, Sharonville, Ohio 45241, telephone: (513) 360-4704.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which were previously filed by Workhorse Group Inc., a company incorporated under the laws of Nevada (the “Registrant”), with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be part hereof (File No. 001-37673):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed pursuant to Section 13(a) of the Securities and Exchange Act of 1934 (the “Exchange Act”);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023;

(c)	The Registrant’s Current Reports on Form 8-K filed February 2, 2023, April 26, 2023, May 1, 2023, May 5, 2023, June 28, 2023, July 12, 2023, July 25, 2023, September 1, 2023, September 6, 2023, September 13, 2023 September 22, 2023, and September 26, 2023;

(d)	The description of the Registrant’s common stock, par value, $0.001 per share, as set forth in Exhibit 4.12 of Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (as incorporated by reference to Exhibit 4.12 of the Registrant’s Annual Report for the fiscal year ended December 31, 2020), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents (other than information deemed furnished and not filed under the rules of the Commission, unless otherwise expressly stated therein).

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under the Nevada Revised Statute (the “NRS”) a corporation:

●	shall indemnify a director or officer against expenses, including attorneys’ fees, actually and reasonably incurred by him or her, to the extent the director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding; and

●	may indemnify a director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was a director or officer against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, unless:

o	the director’s or officer’s act or failure to act constitutes a breach of his or her fiduciary duties as a director or officer and his or her breach of those duties involves intentional misconduct, fraud or a knowing violation of law; or

o	the director or officer did not act in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, regarding any criminal action or proceeding, had reasonable cause to believe the conduct was unlawful.

Further, the NRS allows for discretionary indemnification of directors and officers upon a determination that the indemnification of such director or officer is proper under the circumstances, with such determination made by:

●	The stockholders;

●	The board of directors, by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or

●	Independent legal counsel, in a written opinion, if: (a) a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders; or (b) a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained.

The NRS asserts that discretionary indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses.

The Registrant’s Second Amended and Restated Bylaws include an indemnification provision under which the Registrant indemnifies directors and officers against expenses, including attorney’s fees, in each case to the fullest extent permissible under the NRS, provide for advancement of expenses and empower the Registrant to purchase and maintain indemnification insurance.

The Registrant maintains an insurance policy which indemnifies its officers and directors against certain liabilities. In addition, the Registrant has entered into indemnification agreements with certain of its directors pursuant to which the Registrant promises to indemnify the signatories as permitted by the laws of the State of Nevada and advance all expenses in connection with a proceeding (or for a witness).

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

EXHIBIT INDEX

Exhibit Number	Description
5.1*	Opinion of Counsel for the Registrant
10.1	Workhorse Group Inc. 2023 Long-Term Incentive Plan (incorporated by reference to Appendix A of the Registrant’s Definitive Additional Materials to the Definitive Proxy Statement filed April 24, 2023)
10.2	Form of Executive Restricted Stock Award Agreement under 2017 Incentive Stock Plan and 2023 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.32 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)
10.3	Form of Performance Share Unit Award Agreement under 2017 Incentive Stock Plan and 2023 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.33 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)
10.4	Form of Director Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.34 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)
23.1*	Consent of Counsel for the Registrant (included in Exhibit 5.1)
23.2*	Consent of Grant Thornton LLP
24.1*	Powers of Attorney (included on the signature pages hereto)
107*	Filing Fee Table

*	Filed herewith.

Item 9.  Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sharonville, State of Ohio on October 13, 2023.

WORKHORSE GROUP INC.

By:	/s/ Richard Dauch
Name:	Richard Dauch
Title:	Chief Executive Officer and President
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Richard Dauch and James Harrington as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all other documents in connection therewith, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 13, 2023.

/s/ Richard Dauch	Chief Executive Officer, President and Director
Richard Dauch	(Principal Executive Officer)

/s/ Robert M. Ginnan	Chief Financial Officer
Robert M. Ginnan	(Principal Financial Officer and Principal Accounting Officer)

/s/ Raymond J. Chess	Director
Raymond J. Chess

/s/ Jacqueline A. Dedo	Director
Jacqueline A. Dedo

/s/ Pamela S. Mader	Director
Pamela S. Mader

/s/ William G. Quigley III	Director
William G. Quigley III

/s/ Austin Scott Miller	Director
Austin Scott Miller

/s/ Brandon Torres Declet	Director
Brandon Torres Declet

/s/ Dr. Jean Botti	Director
Dr. Jean Botti